Exhibit 10.28

[PATHEON]

Wesley P. Wheeler Chief Executive Officer & President Patheon Inc PO Box 110145 Research Triangle Park, NC 27709 Phone: 919-226-3201 Fax: 919-226-3202 wes.wheeler@patheon.com

March 17, 2010

PRIVATE AND CONFIDENTIAL

RE: Terms of Employment

Mark J. Kontny, Phd.

573 Shoreline Drive

Grayslake, IL 60030

Dear Mark:

Further to our discussions, I am pleased to present these revised terms of employment to you as President, Global Pharmaceutical Development Services and Chief Scientific Officer (President, Global PDS & CSO), with Patheon Pharmaceutical Services Inc. (“Patheon”), commencing April 15, 2010. Attached hereto, as Exhibit A, is a summary of the key terms of your employment arrangement Your employment with Patheon shall be governed by the terms set forth on Exhibit A, subject to the execution of an employment agreement between you and Patheon on substantially the terms set forth on Exhibit A (the “Employment Agreement).

By executing this letter, you agree that your employment will be governed by the terms set forth on Exhibit A, subject to the final execution of the Employment Agreement.

Mark, I am truly looking forward to working with you.

Very truly yours,

/s/ Wesley P. Wheeler

Wesley P. Wheeler
Chief Executive Officer

Accepted as of this 19th Day of March, 2010

/s/ Mark J. Kontny
Mark J. Kontny, PhD

EXHIBIT A

Summary of Key Terms

For Proposed Employment between Patheon Pharmaceutical Services, Inc.

(the “Company”)

and

Mark J. Kontny (“Executive”)

1.	Title

President, Global Pharmaceutical Development Services & Chief Scientific Officer (“President, Global PDS & CSO”).

Position reports to the Chief Executive Officer and President (“CEO & President”).

2.	Term and Effective Date

Indefinite term with start date of April 15, 2010 (“Effective Date”)

3.	Location of Duties

The Executive’s principal office will be at the US Headquarters location in Durham, North Carolina. The Executive will be required to relocate to the Raleigh/Durham area as a condition of employment. The Executive will be eligible for relocation assistance in accordance with the North American Tier 1 program. The Executive’s move must be completed within 9 months.

4.	Direct Reports and Functional Responsibility

The Executive will serve as the President, Global Pharmaceutical Development Services & Chief Scientific Office (CSO); with such authority, duties and responsibilities as are commensurate with such position, reporting to the Chief Executive Officer & President. In addition the Executive will be a member of the Patheon Executive Committee and become legal officer on all related subsidiaries as needed.

The Executive will have the responsibility for leading the Company’s strategy for global PDS initiatives and providing strong R&D stewardship for the Company, including full P&L leadership responsibilities.

5.	Base Salary

$400,000 USD annually.

6.	Performance Bonus

Executive will be eligible to receive a target performance bonus of 45% of Executive’s Base Salary, based on achieving predetermined financial and other targets set by the Chief Executive Officer and President.

7.	Equity Compensation – Stock Options

Executive will he eligible to participate in the Company’s Stock Option Plan and awarded options from time to time in accordance with the terms of such plan.

Any options granted shall vest as to one-third per year over the first three years of the grant. All options granted to the Executive will expire seven (7) years from the grant date.

8.	Initial Grant of Stock Options

As an initial grant to the Executive, subject to approval of the Board of Directors at a meeting following the Effective Date of this agreement, the Executive would receive a stock option grant of 350,000 options under the terms of the Patheon Stock Option Plan. As per securities regulatory requirements, options may not be issued when the Company is in possession of material undisclosed information. The options shall vest as to one-third per year over the first three years. The subscription price for the shares under option will be the market price (as defined in the Patheon Stock Option Plan) on the day the grant is approved by the Committee.

In addition to the initial grant, Executive will be entitled to participate as a senior executive of the Company, in the opportunity to be granted further options at the discretion of the Board of Directors in the course of their periodic review of executive compensation arrangements.

Executive will be expected to comply with the terms of any share ownership program implemented by the Company.

9.	Employee Benefits

Executive will be entitled to participate in the employee welfare benefit programs of the Company on a basis at least as favorable as other senior-level executives of the Company including medical, dental, life insurance, 401-K retirement plans and other health benefit programs.

In addition, the Executive will be entitled to four (4) weeks of vacation time.

10.	Perquisites

Executive will be entitled to an allowance of $1,200 USD per month for car related expenses subject to the normal statutory and withholding deductions.

11.	Sign-On Cash Compensation

The Company will pay Executive within 30 business days of the Effective Date, a sign-on bonus of US $ 75,000.

12.	Severance

In the event the Executive’s employment is terminated by the Company without Cause or if the Executive terminates employment with the Company for Good Reason (as defined below), the Executive will be entitled to receive an amount equal to (i) 12 months Base Salary and (ii) an additional amount, determined by the Board of Directors in its sole discretion, equal to the bonus he would reasonably be expected to have earned during the fiscal year in which his employment is terminated. The Executive shall be entitled to this severance benefit only if he executes and does not revoke a Company-drafted waiver and release within a prescribed time period following termination of employment.

The severance benefit described above shall generally be paid in equal installments over 12 months, beginning after the date the waiver and release becomes irrevocable. However, to the extent that the Executive’s severance payment exceeds two times the lesser of (i) the Executive’s annual compensation or (ii) the IRS compensation limit for the year of termination, any amounts not yet paid as of the “short-term deferral date” shall be paid in a lump sum on the “short-term deferral date.” The “short-term deferral date” is the date that is two and one-half months after the end of the later of (i) the calendar year in which the Executive’s employment is terminated or (ii) the Company’s fiscal year in which the Executive’s employment is terminated.

“Good Reason” means the occurrence of any of the following events without the consent of the Executive: (i) a material reduction by the Company of the Executive’s duties or responsibilities or the assignment to the Executive of duties or responsibilities or the assignment to the Executive of duties materially inconsistent with such position; (ii) a material breach by the Company of this Agreement; or (iii) requirement by the Company that the Executive’s work more than fifty (50) miles from Executive’s principle office upon commencement of Employment. A termination of the Executive’s employment by Executive shall not be deemed to be for Good Reason unless (i) the Executive gives notice to the Company of the existence of the event or condition constituting Good Reason within 30 days after such event or condition initially occurs or exists, (ii) the Company fails to cure such event or condition within 30 days after receiving such notice, and (iii) the Executive’s “separation from service” within the meaning of Section 409A of the Code occurs not later than 90 days after such event or condition initially occurs or exists.

In the event of termination for Cause, the Executive shall not be entitled to severance.

For purposes of this agreement “Cause” means the determination, in good faith, by the Board, after notice to the Executive and, if curable, a reasonable opportunity to cure, that one or more of the following events has occurred: (i) Executive has failed to perform his material duties, and such failure has not been cured after a period of 30 days notice from the Company; (ii) any reckless or grossly negligent act by Executive having the effect of injuring the interest, business or reputation of the Company, or any of its parent, subsidiaries or affiliates in any material respect; (iii) Executive’s commission of any felony (including entry of a nolo contendere plea); (iv) any misappropriation or embezzlement of the property of the Company, or any of its parent, subsidiaries or affiliates; or (v) a breach of any material provision of the Employment Agreement by Executive.

13.	Change in Control

Notwithstanding the foregoing, in the event that the Executive’s employment is terminated by the Company without Cause or terminated by the Executive for Good Reason at any time during the 6 month period following the consummation of a Change in Control (as defined below), the Executive will be entitled to receive (i) 12 months Base Salary and (ii) an additional amount, determined by the Board of Directors in its sole discretion, equal to the bonus he would reasonably be expected to have earned during the fiscal year in which his employment is terminated. The Executive shall be entitled to this benefit only if he executes and does not revoke a Company-drafted waiver and release within a prescribed time period following termination of employment.

The severance benefit described above shall generally be paid in equal installments over 12 months, beginning after the date the waiver and release becomes irrevocable. However, to the extent that the Executive’s severance payment exceeds two times the lesser of (i) the Executive’s annual compensation or (ii) the IRS compensation limit for the year of termination, any amounts not yet paid as of the “short-term deferral date” shall be paid in a lump sum on the “short-term deferral date.” The “short-term deferral date” is the date that is two and one-half months after the end of the later of (i) the calendar year in which the Executive’s employment is terminated or (ii) the Company’s fiscal year in which the Executive’s employment is terminated.

In addition, in the event that the Executive’s employment is terminated by the Company without Cause or terminated by the Executive for Good Reason at any time during the 6 month period following the consummation of a Change in Control the Executive’s unvested options will be considered vested and exercisable and remain in force for the duration of the original term.

“Change in Control” means any of the following events:

Any “Person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than JLL Partners or its affiliates, becomes a Beneficial Owner (within the meaning of Exchange Act Rule 13d-3) of more than fifty percent (50%) of the voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors:

There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other Company, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

The stockholders or the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

14.	Other

Confidentiality, one year non-solicit/no-hire and one year non-competition covenants.

The Executive to represent that he is under no employment contract, non-competition or other covenants or restrictions that could limit his ability to commerce work on the Effective Date or otherwise limits his ability to perform all responsibilities of the position.

15.	Governing Law

North Carolina

16.	Section 409A Compliance

The compensation and benefits described in this summary are designed to be exempt from, or to comply with, Section 409A of the Internal Revenue Code (“Section 409A”). The terms of employment described in this summary will be reflected in an employment agreement, which shall include all necessary provisions to ensure exemption from or compliance with Section 409A. The Executive shall have the opportunity to have the agreement reviewed by counsel prior to signature. In order to comply with Section 409A, the agreement must be finalized by the end of the calendar year that includes the Effective Date.